UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 11, 2008

Commission File Number: 0-23363

AMERICAN DENTAL PARTNERS, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	04-3297858
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

American Dental Partners, Inc.

401 Edgewater Place, Suite 430

Wakefield, Massachusetts 01880

(Address of principal executive offices, including zip code)

(781) 224-0880

(781) 224-4216 (fax)

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 132-4(c) under the Exchange Act

ITEM 1.01	Entry Into a Material Definitive Agreement

On January 11, 2008, American Dental Partners, Inc. (the “Company”) and its subsidiary guarantors entered into the Amended and Restated Forbearance Agreement and Amendment No. 4 to the Credit Agreement (the “Amended Forbearance Agreement”) with the lending institutions (the “Lenders”) party to the credit agreement dated February 22, 2005, as amended (the “Credit Agreement”) and KeyBank National Association, as lender and as administrative agent. Pursuant to the Amended Forbearance Agreement, the Lenders have extended the forbearance period through the earlier of February 29, 2008 or the occurrence of an Event of Default other than those identified in the Amended Forbearance Agreement. Capitalized terms used herein and not otherwise defined shall have the meaning attributed to them in the Credit Agreement.

Pursuant to the terms of the Amended Forbearance Agreement, the Lenders have agreed, among other things, and upon satisfaction of certain conditions, to continue to make revolving loans to the Company during the forbearance period in accordance with the Credit Agreement for use by the Company in the operation of its business, provided that the aggregate principal amount of all loans outstanding and letters of credit outstanding shall not exceed $61,424,000, and no other Defaults or Events of Default exist under the Credit Agreement. The borrowing capacity under the Credit Agreement has been reduced to $75,000,000 from $130,000,000. Borrowings under the Credit Agreement will be made at the Eurodollar rate plus 250 basis points rather than the default interest rate permitted under the Credit Agreement and the commitment fee for the unused capacity under the Credit Agreement will be 37.50 basis points. The principal amount outstanding under the Credit Agreement, including outstanding letters of credit, was $41,424,000 as of December 14, 2007.

The Lenders have committed to release the collateral under the Credit Agreement necessary for the Company to meet the obligations of the previously announced Settlement Agreement related to the litigation among PDG, P.A., PDHC, Ltd., one of the Company’s Minnesota subsidiaries, and the Company at the time of closing of the definitive agreements contemplated by the Settlement Agreement.

On January 11, 2008, the Company and its subsidiary guarantors entered into the Amended and Restated Forbearance Agreement with the lending institutions party to the term loan agreement dated September 25, 2007 (the “Term Loan Agreement”) and KBCM Bridge LLC, as lender and as administrative agent pursuant to which the forbearance period has been extended through the earlier of February 29, 2008 or the occurrence of an Event of Default other than those identified in the amended Forbearance Agreement. Borrowings under the Term Loan Agreement will be made at the Eurodollar rate plus 250 basis points rather than the default interest rate permitted under the Term Loan Agreement. The Lenders have committed to release the collateral under the Term Loan Agreement necessary for the Company to meet the obligations of the previously announced Settlement Agreement related to the litigation among PDG, P.A., PDHC, Ltd., one of the Company’s Minnesota subsidiaries, and the Company at the time of closing of the definitive agreements contemplated by the Settlement Agreement.

Copies of each of the amended forbearance agreements are filed herewith as Exhibits 10.1 and 10.2 and are incorporated herein by reference.

On January 11, 2008, the Company issued a press release announcing the foregoing. A copy of the press release is filed herewith as exhibit 99.1.

ITEM 9.01	Financial Statements and Exhibits

(c)	Exhibits

10.1	Amended and Restated Forbearance Agreement and Amendment No. 4 to the Credit Agreement with the lending institutions party to the credit agreement dated February 22, 2005, as amended and KeyBank National Association, as lender and as administrative agent, dated January 11, 2008, and letter dated January 11, 2008.

10.2	Amended and Restated Forbearance Agreement among the Company and its subsidiary guarantors, the lending institutions party to the Term Loan Agreement and KBCM Bridge LLC, as lender and as administrative agent, dated January 11, 2008, and letter dated January 11, 2008.

99.1	Press release dated January 11, 2008.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN DENTAL PARTNERS, INC.

January 14, 2008	/s/ Breht T. Feigh
Breht T. Feigh
Executive Vice President, Chief Financial Officer and Treasurer (principal financial officer)